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                                  EXHIBIT 23.4

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Citizens, Inc.


     We consent to the use in the Pre-Effective Amendment No. 1 to Registration Statement (Form S-4) of Citizens, Inc., relating to the merger between Citizens, Inc. and First Alliance Corporation, of our report dated March 20, 2002, with respect to the consolidated financial statements of First Alliance Corporation in its Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission. In addition, we consent to the reference to our firm under the heading "Experts" in such amendment to Form S-4 as such report relates to First Alliance Corporation.


/s/ KERBER, ECK & BRAECKEL LLP
KERBER, ECK & BRAECKEL LLP

Springfield, Illinois


January 10, 2003



                                     23.4-1